Filed Pursuant to Rule 433

Registration Statement No. 333- 270605

October 27, 2025

AMPHENOL CORPORATION

Final Term Sheet

October 27, 2025

Issuer:	Amphenol Corporation (the “Company”)
Expected Ratings (Moody’s / S&P)*:	A3 / A- (Stable / Stable)
Trade Date:	October 27, 2025
Settlement Date**:	November 10, 2025 (T+10)
	Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”)	3.800% Senior Notes due 2027 (the “2027 Notes”)	3.900% Senior Notes due 2028 (the “2028 Notes”)	4.125% Senior Notes due 2030 (the “2030 Notes”)	4.400% Senior Notes due 2033 (the “2033 Notes”)	4.625% Senior Notes due 2036 (the “2036 Notes”)	5.300% Senior Notes due 2055 (the “2055 Notes”)
Principal Amount:	$500,000,000	$750,000,000	$750,000,000	$1,000,000,000	$1,250,000,000	$1,600,000,000	$1,650,000,000
Maturity Date:	November 15, 2027	November 15, 2027	November 15, 2028	November 15, 2030	February 15, 2033	February 15, 2036	November 15, 2055
Coupon (Interest Rate):	Compounded SOFR (as defined in that certain preliminary prospectus supplement of the Company dated, October 27, 2025), plus 0.53% per annum	3.800%	3.900%	4.125%	4.400%	4.625%	5.300%
Price to Public:	100.00% of the principal amount	99.932% of the principal amount	99.892% of the principal amount	99.892% of the principal amount	99.877% of the principal amount	99.893% of the principal amount	99.835% of the principal amount
Yield to Maturity:	N/A	3.835%	3.938%	4.149%	4.421%	4.639%	5.311%
Benchmark Treasury:	N/A	3.500% due September 30, 2027	3.500% due October 15, 2028	3.625% due September 30, 2030	3.875% due September 30, 2032	4.250% due August 15, 2035	4.750% due May 15, 2055

Spread to Benchmark Treasury:	N/A	+33 bps	+43 bps	+53 bps	+63 bps	+65 bps	+75 bps
Benchmark Treasury Price and Yield:	N/A	99-31 5/8;3.505%	99-31 1/4;3.508%	100-00 3/4 ;3.619%	100-16 1/4;3.791%	102-03;3.989%	103-01+;4.561%
Interest Payment Dates:	February 15, May 15, August 15 and November 15, commencing February 15, 2026	May 15 and November 15, commencing May 15, 2026	May 15 and November 15, commencing May 15, 2026	May 15 and November 15, commencing May 15, 2026	February 15 and August 15, commencing February 15, 2026	February 15 and August 15, commencing February 15, 2026	May 15 and November 15, commencing May 15, 2026
Redemption Provision:	The Floating Rate Notes are not redeemable at the Company’s option prior to their maturity.

The Company may redeem the 2027 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

Prior to the Par Call Date, the Company may redeem the 2028 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the 2028 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Prior to the Par Call Date, the Company may redeem the 2030 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the 2030 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Prior to the Par Call Date, the Company may redeem the 2033 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the 2033 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Prior to the Par Call Date, the Company may redeem the 2036 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the 2036 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Prior to the Par Call Date, the Company may redeem the 2055 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the 2055 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call Date:	N/A	N/A	October 15, 2028 (one month prior to the maturity date)	October 15, 2030 (one month prior to the maturity date)	December 15, 2032 (two months prior to the maturity date)	November 15, 2035 (three months prior to the maturity date)	May 15, 2055 (six months prior to the maturity date)
Special Mandatory Redemption:	Each series of notes will be mandatorily redeemable at 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the special mandatory redemption date, in the event that (i) the CCS Acquisition (as defined in the preliminary prospectus supplement) is not consummated on or prior to the later of (x) August 3, 2026 (the “Outside Date”) or (y) the date that is five business days after any later date to which the parties to the Purchase Agreement may agree to extend the Outside Date in the Purchase Agreement or to which the Outside Date is automatically extended pursuant to the terms of the Purchase Agreement (the “Special Mandatory Redemption End Date”), or (ii) the Company notifies the trustee under the indenture that it will not pursue consummation of the CCS Acquisition.
CUSIP ISIN:	032095AV3 US032095AV36	032095AW1 US032095AW19	032095AX9 US032095AX91	032095AY7 US032095AY74	032095AZ4 US032095AZ40	032095BA8 US032095BA89	032095BB6 US032095BB62
Other Information
Joint Book-Running Managers:	J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Mizuho Securities USA LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
TD Securities (USA) LLC
Barclays Capital Inc.
Commerz Markets LLC
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Senior Co-Managers:	Standard Chartered Bank U.S. Bancorp Investments, Inc.
Co-Managers:	Loop Capital Markets LLC ING Financial Markets LLC Siebert Williams Shank & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**The Notes will be ready for delivery in book-entry form only through the facilities of DTC for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about November 10, 2025, which is the tenth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+10”). You should be advised that trading of the Notes may be affected by the T+10 settlement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at 1-212-834-4533, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Mizuho Securities USA LLC toll-free at 1-866-271-7403 and BofA Securities, Inc. toll-free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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